SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

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                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
            TO RULE 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)

                              (Amendment No. __)(1)

                           Playboy Enterprises, Inc.
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                                (Name of Issuer)

                           Common - Class A (Voting)
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                         (Title of Class of Securities)

                                  728117-20-1
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                                 (CUSIP Number)


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             (Date of Event which Requires Filing of this Statement)

      Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      |_| Rule 13d-1 (b)
      |_| Rule 13d-1 (c)
      |_| Rule 13d-1 (d)

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      (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

      The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 728117-20-1             SCHEDULE 13G                 Page 2 of 4 Pages
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1     NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Hugh Marston Hefner
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2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |_|
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3     SEC USE ONLY


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4     CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
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                  5     SOLE VOTING POWER

                        3,381,836
                  --------------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
    SHARES
 BENEFICIALLY           None
   OWNED BY       --------------------------------------------------------------
     EACH         7     SOLE DISPOSITIVE POWER
  REPORTING
    PERSON              3,381,836
     WITH         --------------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        None
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9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      3,381,836
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10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES*


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11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      69.6%
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12    TYPE OF REPORTING PERSON*

      Individual
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                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 728117-20-1                 13G

Item 1.

(a)   Name of Issuer: Playboy Enterprises, Inc.

(b)   Address of Issuer's Principal Executive Offices:

                           680 North Lake Shore Drive
                             Chicago, Illinois 60611

Item 2.

(a)   Name of Person Filing: Hugh Marston Hefner

(b)   Address of Principal Business Office or, if none, Residence:

                             9242 Beverly Boulevard
                         Beverly Hills, California 90210

(c)   Citizenship: United States

(d)   Title of Class of Securities: Common - Class A (Voting)

(e)   CUSIP Number: 728117-20-1

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:
        Not Applicable.

Item 4. Ownership.

(a) Amount Beneficially Owned: 3,381,836. Hugh M. Hefner owns all of such shares under The Hugh M. Hefner 1991 Trust, a grantor trust of which he is settlor, sole trustee and sole lifetime beneficiary.

(b)   Percent of Class: 69.6%

(c)   Number of shares as to which such person has:

      (i)   sole power to vote or to direct the vote: 3,381,836
      (ii)  shared power to vote or to direct the vote: None
      (iii) sole power to dispose or to direct the disposition of: 3,381,836
      (iv)  shared power to dispose or to direct the disposition of: None

CUSIP No. 728117-20-1                 13G

Item 5. Ownership of Five Percent or Less of a Class.
        Not Applicable.

Item 6. Ownership of More than Five Percent on Behalf of Another Person. Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company. Not Applicable.

Item 8. Identification and Classification of Members of the Group. Not
        Applicable.

Item 9. Notice of Dissolution of Group. Not Applicable.

Item 10. Certification. Not Applicable.

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                          Jan. 27, 2000
                                          --------------------------------------
                                                         Date


                                          /s/ Hugh M. Hefner
                                          --------------------------------------
                                          Hugh M. Hefner, trustee of
                                          The Hugh M. Hefner 1991 Trust